SUBADVISORY AGREEMENT


SUBADVISORY AGREEMENT, dated as of March 19, 1992, between J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager") and Seligman Henderson Co., a New York general partnership (the "Subadviser").

WHEREAS, the Manager has entered into a Management Agreement, dated March 19, 1992, (the "Management Agreement") with Seligman International Fund Series, Inc.* (the "Corporation"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which the Manager will render or contract to obtain as hereinafter provided investment management services to the Corporation, and to administer the business and other affairs of the Corporation; and

WHEREAS, the Manager desires to retain the Subadviser to provide investment management services to the Corporation, and the Subadviser is willing to render such investment management services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Duties of the Subadviser. The Subadviser will provide the Corporation with investment management services, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Corporation, making purchases and sales of securities on behalf of the Corporation and determining how voting and other rights with respect to securities of the Corporation shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus(es) of the Corporation and the requirements of the 1940 Act and other applicable law.

         Subject to Section 36 of the 1940 Act, the Subadviser shall not be liable to the Corporation for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Corporation and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

         2. Expenses. The Subadviser shall pay all of its expenses arising from the performance of its obligations under Section 1.

         3. Compensation. (a) As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, the Manager will pay to the Subadviser each month a fee, calculated on each day during such month, at an annual rate of .90% of the Corporation's average daily net assets.


* On May 20, 1993, the name of the Fund was changed to Seligman Henderson Global Fund Series, Inc.

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         (b) If the Subadviser  shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         4. Purchase and Sale of Securities. The Subadviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Subadviser shall deem appropriate in order to carry out the policy with respect to allocation of portfolio transactions as set forth in the Registration Statement and Prospectus(es) of the Corporation or as the Board of Directors of the Corporation may direct from time to time. In providing the Corporation with investment management and supervision, it is recognized that the Subadviser will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Subadviser for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

         Notwithstanding the above, it is understood that it is desirable for the Corporation that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities of the Corporation with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients as well as the Corporation.

         If, in connection with purchases and sales of securities for the Corporation, the Subadviser may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Subadviser shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Subadviser pursuant to Section 3 hereof.

         Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         5. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 1993, and from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Subadviser shall not have notified the Manager in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time, without payment of penalty by the Corporation, on 60 days' written notice to the Subadviser by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation (as defined by the 1940 Act). This Agreement will automatically terminate in the event of its assignment (as defined by the 1940 Act) or upon the termination of the Management Agreement.

         6. Amendments. This Agreement may be amended by consent of the parties hereto provided that the consent of the Corporation is obtained in accordance with the requirements of the 1940 Act.

         7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.


         IN WITNESS WHEREOF, the Manager and the Subadviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                      J. & W. SELIGMAN & CO. INCORPORATED


                      By____________________________________________


                      SELIGMAN HENDERSON CO.


                      By____________________________________________